                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
                                                         / / Confidential, for
Use of the
/X/ Preliminary Proxy Statement
                                                           Commission Only (as
permitted
/ / Definitive Proxy Statement
                                                           by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CALI REALTY CORPORATION
----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    / / Fee paid previously with preliminary materials.

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    / / Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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
                                                                PRELIMINARY COPY

                                     [LOGO]

                            CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1997
                            ------------------------

To Our Stockholders:

    Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Cali Realty Corporation (the "Company") will be held at The Marriott at Glenpointe, Teaneck, New Jersey on Thursday, May 15, 1997, at 3:00 p.m. for the following purposes:

       1. The election of five persons to the Board of Directors of the Company, each to serve a three-year term or until their respective successors are elected and qualified.

       2. Ratification of the appointment of Price Waterhouse LLP, independent accountants, as the Company's independent accountants for the ensuing year.

       3. Approval of an amendment to the Employee Stock Option Plan of Cali Realty Corporation (the "Employee Stock Option Plan") to increase the number of shares authorized for issuance thereunder.

       4. Approval of an amendment to the Director Stock Option Plan of Cali Realty Corporation (the "Director Stock Option Plan") to increase the number of shares authorized for issuance thereunder.

       5. Approval of an amendment to the Amended and Restated Articles of Incorporation of the Company to increase the number of shares of Common Stock authorized for issuance thereunder.

    The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting.

    All stockholders of record as of the close of business on March 24, 1997 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.

                                          By Order of the Board of Directors

                                          BRANT CALI
                                          SECRETARY
March  , 1997
Cranford, New Jersey

    THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                                          MAILED TO STOCKHOLDERS
                                                      ON OR ABOUT MARCH 26, 1997

                            CALI REALTY CORPORATION
                               11 COMMERCE DRIVE
                           CRANFORD, NEW JERSEY 07016

                                PROXY STATEMENT

GENERAL INFORMATION:

    This Proxy Statement is furnished to stockholders of Cali Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 15, 1997, at 3:00 p.m., local time, at The Marriott at Glenpointe, Teaneck, New Jersey, and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Brant Cali, the Company's Secretary) a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

    The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock, par value $.01 per share (the "Common Stock"). The Company may use the services of ChaseMellon Shareholder Services, LLC, Proxy Solicitation Department, 450 West 33rd Street, 15th Floor, New York, New York 10001, in soliciting proxies and, in such event, the Company expects to pay approximately $[4,000], plus out-of-pocket expenses, for such services. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom would receive additional compensation for assisting with the solicitation.

    The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The close of business at March 24, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were [36,771,018] shares of Common Stock outstanding.

    Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The New York Stock Exchange permits member organizations to give proxies, whether or not instructions have been received from beneficial owners, to vote as to the election of directors and also on matters of the type contained in Proposal Nos. 2, 3, 4 and
5. Shares represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the shares will be voted FOR the election of each of the five nominees for director named below and FOR Proposal Nos. 2, 3, 4 and 5. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on Proposal Nos. 3, 4 and 5, but will have no effect on the outcome of the election of directors or Proposal No. 2. Broker non-votes will have no effect on the outcome of the election of directors or Proposal Nos. 2, 3 and 4, but will have the same effect as a negative vote on Proposal No. 5.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    The following table sets forth information as of the Record Date with respect to each person who is known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock. Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

                                                        AMOUNT AND NATURE
                       NAME OF                            OF BENEFICIAL      PERCENT OF SHARES
                   BENEFICIAL OWNER                         OWNERSHIP       OUTSTANDING (%)(1)
             ---------------------------                ------------------  -------------------
Cohen & Steers Capital Management, Inc.(2)............        4,492,800(3)           12.37
The Cali Group(4).....................................        3,123,362(5)            7.92

------------------------

(1) The total number of shares outstanding used in calculating this percentage does not include 4,091,170 shares reserved for issuance upon redemption of outstanding units of limited partnership interest ("Units") in Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership") through which the Company conducts its real estate activities, or 2,280,188 shares reserved for issuance upon the exercise of stock options or warrants granted or reserved for possible grant to certain employees and directors of the Company. Of the 4,091,170 shares reserved for issuance upon redemption of outstanding Units, 1,956,396 shares, or 4.5% of the total number of shares outstanding or reserved for issuance, are reserved for issuance upon redemption of outstanding Units that are owned by executive officers, directors, their immediate family members and related trusts. Of the 2,280,188 shares reserved for issuance upon the exercise of options or warrants, 1,479,666 shares, or 3.4% of the total number of shares outstanding or reserved for issuance, are reserved for the exercise of options or warrants held by executive officers and directors.

(2) Address: 757 Third Avenue, New York, New York 10017. Based upon discussions between the Company and executives of Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), the Company believes that such shares are held for investment advisory clients and that Cohen & Steers disclaims beneficial ownership of those shares. Share information is furnished in reliance on the
    Schedule 13G dated February 4, 1997 of Cohen & Steers filed with the Securities and Exchange Commission ("SEC").

(3) Represents shares for which Cohen & Steers has sole dispositive power, and includes 3,939,700 shares for which Cohen & Steers has sole voting power.

(4) Address: 11 Commerce Drive, Cranford, New Jersey 07016. The Cali Group (not a legal entity) is composed of certain directors and executive officers of the Company and their immediate families and related trusts. Share information is furnished in reliance on the Schedule 13G dated February 14, 1997 of The Cali Group filed with the SEC.

(5) Represents shares for which The Cali Group has shared dispositive and voting power, and includes limited partnership Units redeemable for shares of Common Stock and options outstanding to purchase shares of Common Stock.

    NOTE: FMR Corp. manages certain mutual funds and is an affiliate of the Fidelity family of mutual funds, certain of which mutual funds the Company believes collectively own more than 5% of the Company's outstanding Common Stock. FMR Corp. takes the position, however, that since the mutual funds have only an investment manager in common, they do not constitute a "group" under the applicable rules of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly, FMR Corp. is not required to file a Schedule 13G or Schedule 13D with respect to the Company's Common Stock. As such, the Company is unable to disclose the aggregate number of shares collectively owned by mutual funds managed by FMR Corp. and the corresponding percent of ownership of shares outstanding.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation divides the Company's Board of Directors into three classes, with the members of each such class serving staggered three-year terms. In connection with the acquisition on January 31, 1997 (the "RM Transaction"), by the Company of certain properties of Robert Martin Company LLC and affiliates ("RM"), the Board of Directors authorized (i) an increase in the number of members of the Board of Directors from nine to thirteen, (ii) the designation by RM of two members of the Board of Directors and the designation by the then current members of the Board of Directors of two additional independent members of the Board of Directors to fill the four vacant positions on the Board of Directors created by such increase in the number of directors, and (iii) the appointment of certain principals of RM to executive officer positions with the Company, each effective upon the consummation of the RM Transaction. On January 31, 1997, upon the consummation of the RM Transaction, Brad W. Berger and Robert F. Weinberg, as designees of RM, were appointed to the Board of Directors, and Timothy M. Jones and Mr. Berger were
each appointed to the office of Executive Vice President. On            , 1997,
      and       , were appointed as independent members of the Board of
Directors. Mr. Berger and Mr. Weinberg were classified as Class III directors,
Mr.       was classified as a Class I director and Mr.       was classified as a
Class II director. The new members' terms will expire upon the election and qualification of Class III, I and II directors at the Annual Meetings of Stockholders to be held in 1997, 1998 and 1999, respectively.

    The Board of Directors presently consists of thirteen members as follows:
Class I directors, Angelo R. Cali, Brendan T. Byrne, James W. Hughes and       ,
whose terms expire in 1998; Class II directors, Edward Leshowitz, Kenneth A.
DeGhetto, Alan Turtletaub and       , whose terms expire in 1999; and Class III
directors, John J. Cali, Thomas A. Rizk, Irvin D. Reid, Brad W. Berger and Robert F. Weinberg, whose terms expire in 1997 (and, if re-elected at the Annual Meeting, in the year 2000).

    At the Annual Meeting, the stockholders will elect five directors to serve as Class III directors. The Class III directors who are elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2000 and until such directors' respective successors are elected or appointed and qualify or until any such director's earlier resignation or removal. The Board believes that nominees John J. Cali, Thomas A. Rizk, Irvin D. Reid, Brad W. Berger and Robert F. Weinberg will stand for election and will, if elected, serve as such Class III directors. However, in the event any nominee is unable or unwilling to serve as a Class III director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the By-laws of the Company.

    The affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of a director. For purposes of the election of directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

    JOHN J. CALI, director nominee, has served as Chairman of the Board of Directors of the Company since its formation. Since the Company's formation until December 31, 1995, Mr. Cali also served as the Chief Executive Officer of the Company. In addition, Mr. Cali was a principal of Cali Associates and a member of its Executive and Long Range Planning Committees. Mr. Cali co-founded Cali Associates in 1949 and since such date has been responsible for its and the Company's overall development strategies and policies. Mr. Cali graduated from Indiana University. Mr. Cali is the brother of Angelo R. Cali and the father of Brant Cali.

    THOMAS A. RIZK, director nominee, served as President, Chief Financial Officer and a member of the Board of the Company since its formation until December 31, 1995. Since January 1, 1996, Mr. Rizk has served as President, Chief Executive Officer and as a member of the Board of Directors of the Corporation. In addition, Mr. Rizk was a principal of Cali Associates and served as its General Counsel and as a member of its Executive Committee from 1989 to 1994 and as its Chief Financial Officer from 1991 to 1994. Mr. Rizk was responsible for coordinating all financial activities for Cali Associates, including federal income tax planning, and for developing its strategic direction and investment strategies. Mr. Rizk has remained responsible for conducting these activities for the Company. Prior to joining Cali Associates, Mr. Rizk was vice president and general counsel of Dubnoff & Koch, a New Jersey-based real estate development firm. He received his J.D. from Rutgers School of Law and his L.L.M. in taxation from New York University School of Law.

    IRVIN D. REID, director nominee, has served as President of Montclair State University (formerly Montclair State College) in New Jersey since August 1989. Prior to becoming the President of Montclair State University, Dr. Reid held the positions of dean, School of Business Administration, and John Stagmaier professor of economics and business administration at the University of Tennessee at Chattanooga. Dr. Reid is also a member of the board of directors of NatWest, N.A. Dr. Reid received his B.S. degree and M.S. degree in general and experimental psychology from Howard University. He earned his M.A. and Ph.D. degrees in business and applied economics from The Wharton School of the University of Pennsylvania.

    BRAD W. BERGER, director nominee, was appointed a director of the Company on January 31, 1997, as a designee of RM in connection with the RM Transaction upon the increase in number of members of the Board of Directors, and was also at such time appointed to the office of Executive Vice President. Prior to the RM Transaction in January 1997, Mr. Berger served as Robert Martin's President and Chief Executive Officer, leading the Company's strategic, organizational and financial endeavors. Employed with Robert Martin since 1977, Mr. Berger became Director of Commercial Leasing of RM in 1979, was promoted to Vice President in 1982 and appointed to Executive Vice President in 1986, upon which he assumed the daily operations responsibilities of the commercial real estate portfolio from Robert Martin's founders, Martin S. Berger (the father of Mr. Berger) and Robert F. Weinberg.

    ROBERT F. WEINBERG, director nominee, was appointed as a director of the Company on January 31, 1997, as a designee of RM in connection with the RM Transaction upon the increase in number of members of the Board of Directors. Prior to the RM Transaction in January 1997, Mr. Weinberg served as Co-Chairman and General Partner of RM since its founding in 1957, where he, along with Martin S. Berger, developed Robert Martin into the largest real estate development company in Westchester, Rockland and Fairfield counties. Mr. Weinberg earned a B.S. degree in Mechanical Engineering from New York University, an M.S. degree in Building Engineering & Construction from M.I.T. and a J.D. degree from Brooklyn Law School. Mr. Weinberg is presently the Chairman of the Outreach Committee on Orderly Growth in Westchester, a Director of City & Suburban Federal Savings Bank and a Director of the Westchester County Association.

                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                          OF ALL NOMINEES NAMED ABOVE.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information as of March 13, 1997 for (i) the members of the present Board, (ii) the executive officers of the Company and
(iii) the directors and executive officers of the Company as a group:

                                                                                                        PERCENT OF
                                                                                          NUMBER OF       SHARES
                                                                   FIRST        TERM        SHARES      OUTSTANDING
NAME AND POSITION(1)                                   AGE        ELECTED      EXPIRES       (2)          (%)(3)
-------------------------------------------------      ---      -----------  -----------  ----------  ---------------
John J. Cali, Chairman of the Board                        78         1994         1997      497,255(7)          1.3
Thomas A. Rizk, President, Chief Executive                 39         1994         1997      292,938(8)            *
  Officer and Director
John R. Cali, Chief Administrative Officer                 49       --           --          272,839(9)            *
Brant Cali, Chief Operating Officer                        43       --           --          338,389 10)            *
  and Secretary
Barry Lefkowitz, Chief Financial Officer                   35       --           --           25,356 11)            *
Roger W. Thomas, General Counsel and Assistant             39       --           --           25,630 12)            *
  Secretary
Brad W. Berger, Executive Vice President and               41         1997         1997          600             *
  Director
Timothy M. Jones, Executive Vice President                 41       --           --               --             *
James Nugent, Vice President-Leasing                       44       --           --           61,322 13)            *
Albert Spring, Vice President-                             51       --           --           81,376 14)            *
  Operations
Angelo R. Cali, Director (5)                               81         1994         1998      500,949 15)          1.3
Edward Leshowitz, Director (5)                             81         1994         1999      567,644 16)          1.5
Brendan T. Byrne, Director                                 72         1994         1998        5,100 17)            *
Kenneth A. DeGhetto, Director (5)                          72         1994         1999        7,000             *
James W. Hughes, Director (6)                              53         1994         1998        5,000 18)            *
Irvin D. Reid, Director (6)                                56         1994         1997           --            --
Alan Turtletaub, Director (5)                              83         1994         1999        6,000 19)            *
Robert F. Weinberg, Director                               68         1997         1997           -- 20)           --
         , Director                                                   1997         1998           --            --
         , Director                                                   1997         1999           --            --
                                                                                          ----------
All directors and executive officers
  as a group.....................................      --           --           --        2,687,398 21)          6.8

                                                       PERCENT OF
                                                         SHARES
                                                       OUTSTANDING
                                                    (CALCULATED ON A
                                                      FULLY-DILUTED
                                                         BASIS)
NAME AND POSITION(1)                                     (%)(4)
-------------------------------------------------  -------------------
John J. Cali, Chairman of the Board                           1.2
Thomas A. Rizk, President, Chief Executive                      *
  Officer and Director
John R. Cali, Chief Administrative Officer                      *
Brant Cali, Chief Operating Officer                             *
  and Secretary
Barry Lefkowitz, Chief Financial Officer                        *
Roger W. Thomas, General Counsel and Assistant                  *
  Secretary
Brad W. Berger, Executive Vice President and                    *
  Director
Timothy M. Jones, Executive Vice President                      *
James Nugent, Vice President-Leasing                            *
Albert Spring, Vice President-                                  *
  Operations
Angelo R. Cali, Director (5)                                  1.2
Edward Leshowitz, Director (5)                                1.3
Brendan T. Byrne, Director                                      *
Kenneth A. DeGhetto, Director (5)                               *
James W. Hughes, Director (6)                                   *
Irvin D. Reid, Director (6)                                    --
Alan Turtletaub, Director (5)                                   *
Robert F. Weinberg, Director                                   --
         , Director                                            --
         , Director                                            --

All directors and executive officers
  as a group.....................................             6.2

------------------------
  * Beneficial ownership of less than 1% is omitted.

 (1) Certain executive officers and directors of the Company and various other persons and entities beneficially own in the aggregate, calculated on a fully diluted basis, approximately 10.0% of the limited partnership interests in Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership") in which the Company has a 90.0% general partnership interest. The limited partners of the Operating Partnership share with the Company, as general partner, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, limited partnership interests are redeemable into shares of Common Stock.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

 (2) Except as otherwise noted below, all shares of Common Stock are owned beneficially by the individual listed with sole voting and/or investment power.

 (3) Assumes redemption of only the limited partnership interests in the Operating Partnership beneficially owned by such owner into shares of Common Stock and the exercise of options held only by such owner. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests held by trusts unrelated to such owners and persons not in such owner's immediate family are redeemed into shares of Common Stock, and that none of the options held by other individuals are exercised.

 (4) Assumes the redemption of all outstanding limited partnership interests in the Operating Partnership into shares of Common Stock and the exercise of all options and warrants granted or reserved for possible grant.

 (5) Member of Executive Compensation and Option Committee.

 (6) Member of Audit Committee.

 (7) Includes 290,561 shares of Common Stock that may be issued upon the redemption of all of John J. Cali's limited partnership interests in the Operating Partnership and 158,569 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of John J. Cali's immediate family and trusts of which he is a trustee. Also includes a vested option to purchase 3,734 shares of Common Stock.

 (8) Includes 141,383 shares of Common Stock that may be issued upon the redemption of all of Thomas A. Rizk's limited partnership interests in the Operating Partnership. Also includes 55,555 shares of restricted stock and 96,000 shares of Common Stock purchased with the proceeds of a non-recourse loan from the Company.*

(9) Includes 83,951 shares of Common Stock that may be issued upon the redemption of all of John R. Cali's limited partnership interests in the Operating Partnership. Also includes a vested option to purchase 133,333 shares of Common Stock, and 55,555 shares of restricted stock.*

(10) Includes 149,501 shares of Common Stock that may be issued upon the redemption of all of Brant Cali's limited partnership interests in the Operating Partnership. Also includes a vested option to purchase 133,333 shares of Common Stock, and 55,555 shares of restricted stock.*

(11) Includes 9,260 shares of restricted stock and 16,000 shares of Common Stock purchased with the proceeds of a non-recourse loan from the Company.*

(12) Includes 9,260 shares of restricted stock and 16,000 shares of Common Stock purchased with the proceeds of a non-recourse loan from the Company.*

(13) Includes 14,783 shares of Common Stock that may be issued upon the redemption of all of James Nugent's limited partnership interests in the Operating Partnership. Also includes a vested option to purchase 26,334 shares of Common Stock, 7,405 shares of restricted stock and 12,800 shares of Common Stock purchased with the proceeds of a non-recourse loan from the Company.*

(14) Includes 42,029 shares of Common Stock that may be issued upon the redemption of all of Albert Spring's limited partnership interests in the Operating Partnership. Does not include 2,335 shares of Common Stock owned by Albert Spring's wife and brother-in-law as tenants-in-common of which Mr. Spring disclaims beneficial ownership. Also includes a vested option to purchase 14,334 shares of Common Stock, 6,480 shares of restricted stock and 11,200 shares of Common Stock purchased with the proceeds of a non-recourse loan from the Company.*

------------------------
* See "Employment Agreements, Termination of Employment" for a general description of the terms of the stock acquisition loans and restricted stock grants.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(15) Includes 261,090 shares of Common Stock that may be issued upon the redemption of all of Angelo R. Cali's limited partnership interests in the Operating Partnership and 234,859 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of Angelo R. Cali's immediate family and trusts of which he is a trustee. Also includes a vested option to purchase 5,000 shares of Common Stock.

(16) Includes 307,916 shares of Common Stock that may be issued upon the redemption of all of Edward Leshowitz's limited partnership interests in the Operating Partnership and 254,728 shares of Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of Edward Leshowitz's immediate family and trusts of which he is a trustee. Also includes a vested option to purchase 5,000 shares of Common Stock.

(17) Includes a vested option to purchase 5,000 shares of Common Stock.

(18) Includes a vested option to purchase 5,000 shares of Common Stock.

(19) Includes a vested option to purchase 5,000 shares of Common Stock.

(20) Does not include 1,000 shares of Common Stock owned by Mr. Weinberg's wife of which Mr. Weinberg disclaims beneficial ownership.

(21) Includes 2,124,173 shares of Common Stock that may be issued upon the redemption of all of the executive officers' and directors' limited partnership interests in the Operating Partnership and 648,156 shares of the Common Stock that may be issued upon the redemption of all of the limited partnership interests in the Operating Partnership held by members of the directors' and executive officers' immediate families and trusts of which they are trustees. Also includes vested options to purchase 336,068 shares of Common Stock.

    Biographical information concerning the director nominees is set forth above under the caption "Proposal No. 1 Election of Directors." Biographical information concerning the remaining directors and executive officers is set forth below.

    JOHN R. CALI has served as Chief Administrative Officer of the Company since its formation. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Long Range Planning Committee from 1981 to 1994 and its Executive Committee from 1987 to 1994. Mr. Cali was responsible for the development of Cali Associates' office system and the management of its office personnel and he remains responsible for such duties with the Company. Mr. Cali also developed and organized the leasing and property management departments of Cali Associates and he is now responsible for directing the acquisition functions of the Company. Mr. Cali has a M.Ed. degree in counseling, organizational development and personnel from the University of Missouri.

    BRANT CALI has served as Chief Operating Officer and Secretary of the Company since its formation. In addition, Mr. Cali was a principal of Cali Associates and served as a member of its Executive and Long Range Planning Committees from 1981 to 1994. Mr. Cali is responsible for directing the leasing and property management departments and providing overall strategic direction for the Company. Mr. Cali holds a Ph.D. degree in plant pathology from North Carolina State University.

    BARRY LEFKOWITZ serves as Chief Financial Officer of the Company. Mr. Lefkowitz is responsible for all financial reporting matters, strategic financial planning, long-term forecasting, investor relations and management of capital markets activities. Before joining the Company, Mr. Lefkowitz was a Senior Manager specializing in real estate with the accounting firm of Deloitte & Touche LLP. Mr. Lefkowitz is a certified public accountant and a graduate of Brooklyn College.

    ROGER W. THOMAS serves as General Counsel and Assistant Secretary of the Company. Mr. Thomas' responsibilities include supervising outside legal counsel, insuring legal compliance and preparation of required disclosure documents. Mr. Thomas also assists the Company in the completion of property acquisitions and various financing activities. Prior to joining the Company, Mr. Thomas was a partner at the law firm Dreyer & Traub, New York, specializing in real estate and commercial transactions. Mr. Thomas holds a BSBA in finance and a J.D. from the University of Denver.

    TIMOTHY M. JONES was appointed to the office of Executive Vice President of the Company on January 31, 1997, in connection with the RM Transaction. Prior to the RM Transaction in January 1997, Mr. Jones served as Executive Vice President and Chief Operating Officer of Robert Martin, where he was responsible for the daily corporate operations and management of the firm's six-million square foot portfolio in New York and Connecticut. Mr. Jones joined RM in 1990 as Vice President of Construction, where he was responsible for the organization, administration and coordination of all the properties, both in the construction and planning stages. In 1992, he became Senior Vice President, continuing to direct all construction activities and was involved in the coordination of the firm's finance, property management and construction divisions. Mr. Jones previously served as Vice President of Chemical Bank Real Estate, President of Federated National Corporation in State College, Pennsylvania, and President of Clifton Companies in Stratford, Connecticut.

    JAMES NUGENT has served as Vice President-Leasing of the Company since its formation. In addition, from 1991 to 1994, Mr. Nugent served as the Senior Director of Leasing at Cali Associates, supervising all leasing activity and analyzing the financial aspects of all major leases, and he remains responsible for such duties with the Company. From 1984 to 1991, Mr. Nugent's responsibilities included negotiating the financial and business terms of leases for the Cali Associates portfolio of properties, analyzing future projects and formulating the structure of potential development opportunities. Mr. Nugent is a certified public accountant and a graduate of Western Illinois University.

    ALBERT SPRING has served as Vice President-Operations of the Company since its formation. In addition, Mr. Spring was responsible from 1977 to 1994 for construction management at Cali Associates, including engineering, processing approvals, estimating costs and supervising contractors. Mr. Spring has a B.S. degree in civil engineering from City College of New York and has a MBA degree from Bernard Baruch Graduate School of Business.

    ANGELO CALI has served as a member of the Board of the Company since its formation. Prior to the formation of the Company, Mr. Cali was a principal of Cali Associates, the real estate development company which was the predecessor of the Company, and a member of its Executive and Long Range Planning Committees. Mr. Cali co-founded Cali Associates in 1949 and was responsible for its organizational development from such date until the completion of the Company's initial public offering in 1994. Mr. Cali graduated from Montclair State Teacher's College. Mr. Cali is the brother of John J. Cali and the father of John R. Cali.

    BRENDAN T. BYRNE has been a director of the Company since the completion of its initial public offering in 1994. He served two consecutive terms as Governor of the State of New Jersey prior to 1982 and has been a senior partner with Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, a Roseland, New

Jersey law firm, since 1982. Governor Byrne graduated from Princeton University's School of Public Affairs and received his LL.B from Harvard Law School.

    JAMES W. HUGHES has been a director of the Company since the completion of its initial public offering in 1994. He currently serves as Dean of the Edward
J. Bloustein School of Planning and Public Policy at Rutgers University and Professor of Urban Planning and Policy Development, after serving as Associate Dean for more than five years. He is also the Director of The Rutgers Regional Report which, during its six-year existence, has produced 17 major economic/demographic studies on New Jersey and the region. Dr. Hughes received each of his B.S. degree in engineering, his M.S. degree in city and regional planning and his Ph.D. degree in urban planning and policy development from Rutgers University.

    EDWARD LESHOWITZ has served as a member of the Board of the Company since its formation. Prior to the formation of the Company, Mr. Leshowitz was a principal of Cali Associates, the real estate development company which was the predecessor of the Company, and a member of its Executive and Long Range Planning Committees. Mr Leshowitz co-founded Cali Associates in 1949 and was responsible for the financial and leasing strategies of Cali Associates' portfolio and was the senior executive responsible for lease approvals. Mr. Leshowitz graduated from Montclair State Teacher's College.

    KENNETH A. DEGHETTO has been a director of the Company since the completion of its initial public offering in 1994. Mr. DeGhetto currently serves as a member of the Board of Directors of Foster Wheeler Corporation. Mr. DeGhetto is also a member of the Board of Directors of Brandon Systems. Mr. DeGhetto earned his B.S. degree from the U.S. Merchant Marine Academy and his B.M.E. degree from Rensselaer Polytechnic Institute.

    ALAN TURTLETAUB was elected as a director of the Company after the resignation of John J. McMullen. Prior to founding The Money Store, Inc., Mr. Turtletaub served on the New Jersey State Advisory Council to the Small Business Administration. Mr. Turtletaub is the founder and a board member of the National Second Mortgage Association and is also on the advisory board of Valley National Bank. Mr. Turtletaub attended New York University and Seton Hall University.

    [INDEPENDENT DIRECTOR] was appointed a director of the Company on       ,
1997, upon the increase in number of members of the Board of Directors in connection with the RM Transaction. [insert biographical information]

    [INDEPENDENT DIRECTOR] was appointed a director of the Company on       ,
1997, upon the increase in number of members of the Board of Directors in connection with the RM Transaction. [insert biographical information]

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors and executive officers of the Company (or members of their immediate families or related trusts) and persons who hold more than 5% of the outstanding shares of Common Stock (or Units in the Operating Partnership) had direct or indirect interests in certain transactions of the Company or the Operating Partnership in the last fiscal year as follows:

        -  In August 1994, John J. Cali, John R. Cali, Brant Cali and Thomas A. Rizk each contributed $50 to Cali Services, Inc. ("Cali Services") in exchange for an aggregate of 200 shares of common stock of Cali Services (which represents 100% of the outstanding voting common stock and 1% of the economic value of Cali Services).
           Cali Services provides fee-based, third party property management services to properties not owned by the Company. Cali Services received revenue of $253,200 for the fiscal year 1996.

        -  Certain former principals of Cali Associates (including John J. Cali, Angelo R. Cali and Edward Leshowitz) (collectively, the "Principals") own a 50% partnership interest in an office building located in Union, New Jersey which was not contributed to the Company as part of the formation of the Company and the Operating
           Partnership. Following the consummation of the Company's initial public offering, the Principals continued to own a 50% partnership interest in such office building.
           Cali Services manages this office building and received management fees of $169,200 for the fiscal year 1996.
        -  In January 1997, pursuant to their employment agreements, Thomas A. Rizk, Roger W.
           Thomas, Barry Lefkowitz, James Nugent and Albert Spring purchased 96,000, 16,000,
           16,000, 12,800 and 11,200 shares, respectively, of the Company's Common Stock, and were provided fixed-rate, non-recourse loans by the Company in the amounts of
           $3,000,000, $500,000, $500,000, $400,000 and $350,000, respectively, to finance such purchases, which the Company has agreed to forgive ratably over five years under certain terms and conditions, including the continued employment of the executive with the Company. In addition, John R. Cali, Brant Cali, Thomas A. Rizk, Roger W.
           Thomas, Barry Lefkowitz, James Nugent and Albert Spring were issued 55,555, 55,555,
           55,555, 9,260, 9,260, 7,405 and 6,480 restricted shares, respectively, of Common
           Stock pursuant to their employment agreements, which will vest over a five-year period based on the attainment of certain performance goals. SEE "EMPLOYMENT
           AGREEMENTS, TERMINATION OF EMPLOYMENT" FOR A GENERAL DESCRIPTION OF THE TERMS OF THE
           STOCK ACQUISITION LOANS AND RESTRICTED STOCK GRANTS.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership (Forms 3, 4 and 5) of the Common Stock with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% holders are required by SEC regulations to furnish the Company with copies of such forms that they file.

    To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, the Company believes that for the fiscal year 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

MEETINGS OF COMMITTEES AND THE BOARD OF DIRECTORS

    During 1996, the entire Board of Directors met twelve times. No director attended fewer than 75 percent of all of the meetings of the Board of Directors.

    The Board of Directors has two committees: the Audit Committee and the Executive Compensation and Option Committee. Upon appointment to a committee, no member of a committee attended fewer then 100% of all the meetings of the Committee of which he was a member. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to make recommendations for committee appointments or recommendations for nominees to the Board of Directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to Brant Cali, the Company's Secretary, at the Company's address set forth on the first page of this Proxy Statement.

    The Audit Committee consists of James W. Hughes and Irvin D. Reid. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews with the independent accountants the scope and results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once during 1996.

    The Executive Compensation and Option Committee consists of Angelo R. Cali, Kenneth A. DeGhetto, Edward Leshowitz and Alan Turtletaub. The Executive Compensation and Option Committee establishes remuneration levels for executive officers of the Company and implements incentive programs, including the Employee Stock Option Plan and the Director Stock Option Plan. The Executive Compensation and Option Committee met twice during 1996.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES. Each director is paid an annual fee of $10,000, plus $1,000 per board meeting attended, $500 per committee meeting attended and $250 per telephonic meeting participation. Each director is also reimbursed for expenses incurred in attending director and committee meetings. For fiscal 1996, Brendan Byrne, Angelo R. Cali, John J. Cali, Kenneth DeGhetto, James W. Hughes, Edward Leshowitz, Irvin D. Reid, Thomas A. Rizk and Alan Turtletaub received directors' fees in the amount of $14,250, $15,250, $15,250, $15,250, $14,250, $15,250,
$13,250, $14,250 and $14,250, respectively.

    DIRECTORS' STOCK OPTION PLAN. Pursuant to the Director Stock Option Plan, each non-employee director is granted a non-statutory option to purchase 5,000 shares of Common Stock in connection with the director's initial election or appointment to the Board. These grants under the Director Plan are made at an exercise price equal to the "fair market value" (as defined under the Director Stock Option Plan) at the time of the grant of the shares of Common Stock subject to such option. The Executive Compensation and Option Committee may make additional discretionary option grants to eligible directors, consistent with the terms of the Plan. In 1996, Brendan Byrne, Angelo R. Cali, Kenneth DeGhetto, James W. Hughes, Edward Leshowitz, Irvin D. Reid and Alan Turtletaub were each granted 2,000 options at an exercise price of $21.50 per share. The Board may amend, suspend or discontinue the Director Plan at any time except that certain specified amendments must be approved (at a meeting held within 12 months before or after the date of such amendment) by the holders of the majority of issued and outstanding shares of Common Stock of the Company entitled to vote. SEE, "PROPOSAL NO. 4--APPROVAL OF AMENDMENT TO THE DIRECTOR STOCK OPTION PLAN" FOR A GENERAL DESCRIPTION OF THIS PLAN.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation of the chief executive officer and the four most highly compensated executive officers of the Company other than the chief executive officer (collectively, the "Named Executive Officers") for each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                    COMPENSATION
                                                                                                       AWARDS
                                                             ANNUAL COMPENSATION                 ------------------
                                              -------------------------------------------------      SECURITIES
                                                                                 OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION                     YEAR     SALARY($)  BONUS($)   COMPENSATION($)      OPTIONS (#)
--------------------------------------------  ---------  ---------  ---------  ----------------  ------------------
Thomas A. Rizk..............................       1996(1)   300,000   750,000             0            125,000(3)
  President and Chief                              1995    175,000    225,000              0                  0(4)
  Executive Officer (2)                            1994     53,846     30,000              0            200,000
John R. Cali................................       1996(1)   175,000   125,000             0            125,000(3)
  Chief Administrative Officer                     1995    150,000     50,000              0                  0(4)
                                                   1994     46,154          0              0            200,000
Brant Cali..................................       1996(1)   175,000   125,000             0            125,000(3)
  Chief Operating Officer and Secretary            1995    150,000     50,000              0                  0(4)
                                                   1994     46,154          0              0            200,000
Roger W. Thomas.............................       1996(1)   165,000    60,000             0             35,000(5)
  General Counsel and Assistant Secretary          1995    150,000     30,000              0             29,000(6)
                                                   1994     46,154          0              0                  0
James Nugent................................       1996          0     25,000        183,500(7)          35,000(5)
  Vice President--Leasing                          1995          0     35,000        154,960(7)          29,000(6)
                                                   1994          0          0         57,802(7)               0

------------------------

(1) Represents amounts earned during 1994 by Messrs. Thomas A. Rizk, John R. Cali, Brant Cali and Roger Thomas at annual salaries of $175,000, $150,000, $150,000 and $150,000, respectively. Their employment by the Company began on or about August 31, 1994 with the completion of the Company's initial public offering.

(2) Thomas A. Rizk was elected to be Chief Executive Officer on January 1, 1996, upon the resignation of John J. Cali. Upon his acceptance of such offer, Mr. Rizk resigned as Chief Financial Officer and since January 1, 1996 has served as Chief Executive Officer, President and as a director of the Company. Barry Lefkowitz succeeded Mr. Rizk as Chief Financial Officer of the Company.

(3) Represents option to acquire shares of Common Stock at an exercise price of $26.25 per share.

(4) Represents option to acquire shares of Common Stock at an exercise price of $17.25 per share.

(5) Represents option to acquire shares of Common Stock at an exercise price of $21.50 per share.

(6) Represents an option to purchase an aggregate of 19,000 shares of Common Stock at an exercise price of $17.25 per share, and an option to purchase 10,000 shares of Common Stock at an exercise price of $19.875 per share.

(7) Represents amounts earned on a commission basis.

OPTION PLANS

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                             INDIVIDUAL GRANTS
                                          --------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE
                                                           PERCENT OF                                  VALUE AT ASSUMED
                                            NUMBER OF         TOTAL                                    ANNUAL RATES OF
                                           SECURITIES     OPTIONS/SARS                                   STOCK PRICE
                                           UNDERLYING      GRANTED TO      EXERCISE                    APPRECIATION FOR
                                          OPTIONS/SARS      EMPLOYEES       OF BASE                    OPTION TERM (4)
                                             GRANTED        IN FISCAL        PRICE     EXPIRATION   ----------------------
NAME                                         (#)(2)         YEAR (%)        ($/SH)      DATE (3)      5% ($)     10% ($)
----------------------------------------  -------------  ---------------  -----------  -----------  ----------  ----------

Thomas A. Rizk..........................      125,000            15.7          26.25     10/24/06    2,063,560   5,229,467
  President and Chief
  Executive Officer
John R. Cali............................      125,000            15.7          26.25     10/24/06    2,063,560   5,229,467
  Chief Administrative Officer
Brant Cali..............................      125,000            15.7          26.25     10/24/06    2,063,560   5,229,467
  Chief Operating Officer and Secretary
Roger W. Thomas.........................       35,000             4.5          21.50     03/05/06      473,243   1,199,291
  General Counsel and
  Assistant Secretary
James Nugent............................       35,000             4.5          21.50     03/05/06      473,243   1,199,291
  Vice President--Leasing

------------------------
(1) The Company has not, to date, granted any stock appreciation rights under the Employee Stock Option Plan.

(2) The Company has established Option Plans for the purpose of attracting and retaining executive officers, directors and employees. Options granted under the Plans are exercisable for shares of Common Stock.

(3) Each option granted in 1996 has a ten-year term, generally vests one-fifth each year beginning on the last day of the year in which options were granted, and generally becomes 100% vested on the fourth anniversary of the last day of the year in which the options were granted.

(4) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible further appreciation, if any, in the Company's stock price.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                NUMBER OF
                                                                                                SECURITIES
                                                                                                UNDERLYING
                                                                                               UNEXERCISED
                                                                   SHARES                    OPTIONS/SARS AT
                                                                  ACQUIRED                   FISCAL YEAR-END
                                                                     ON        VALUE               (#)
                                                                  EXERCISE   REALIZED   --------------------------
NAME                                                                 (#)        ($)     EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------------  ---------  ---------  -----------  -------------
Thomas A. Rizk..................................................    104,600    937,348      28,733        191,667
John R. Cali....................................................          0          0     133,333        191,667
Brant Cali......................................................          0          0     133,333        191,667
Roger W. Thomas.................................................          0          0      26,334         37,666
James Nugent....................................................          0          0      26,334         37,666

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

    THOMAS A. RIZK EMPLOYMENT AGREEMENT. On January 21, 1997, the Company and Thomas A. Rizk amended and restated Mr. Rizk's employment agreement with the Company (the "Amended and Restated Rizk Employment Agreement") providing for an initial five year term, subject to automatic one-year extensions. Mr. Rizk's annual base salary is $450,000, with annual increases within the discretion of the Executive Compensation and Option Committee. Mr. Rizk is also eligible to receive an annual bonus within the discretion of the Board. In addition, the Company made a non-recourse loan of $3,000,000 to Mr. Rizk, the proceeds of which were simultaneously used by Mr. Rizk to purchase 96,000 shares of Common Stock from the Company as required by the terms of the loan (the "Rizk Stock Acquisition Loan"). The Stock Acquisition Loan (and interest thereon) is to be forgiven over the initial five year employment period. The Company also granted Mr. Rizk 55,555 restricted shares of Common Stock (the "Rizk Restricted Shares") which will vest over the initial five year employment period based on the attainment of certain performance goals. Generally, one-fifth of the restricted shares granted will vest in each year of the initial employment period, if in the fiscal year immediately preceding such vesting (i) the Company achieves an eight percent (8%) funds from operations per common share increase, or (ii) the stockholders receive a fifteen percent (15%) total return (dividends plus stock appreciation per share of Common Stock). In certain circumstances this vesting period may be increased to seven years. The Company has agreed to make certain annual tax gross-up payments in connection with the vesting of the Rizk Restricted Shares and the forgiveness of the Rizk Stock Acquisition Loan (and interest thereon). Mr. Rizk is required to devote substantially all of his business time to the affairs of the Company and is generally restricted, during the term of his employment and in the event his employment is terminated by the Company for cause (as defined in the Amended and Restated Rizk Agreement) or by him without good reason (as defined in the Amended and Restated Rizk Agreement), for a period of one year thereafter, from conducting any office-service, office, industrial, or flex property development within the states of New York, New Jersey, Pennsylvania or Connecticut. Mr. Rizk is entitled to a continuation of his annual base salary and bonus through the end of his employment period (as defined in the Rizk Amended and Restated Employment Agreement) should the Company terminate his employment other than for cause or should he terminate his employment for good reason. In addition, upon such termination or upon a change in control (as defined in the Rizk Amended and Restated Employment Agreement), the forgiveness of the Rizk Stock Acquisition Loan and the vesting of his Restricted Shares shall be accelerated. The vesting of all options granted after January 1, 1995, shall also be accelerated upon a change in control. A portion of Mr. Rizk's total compensation in 1996 exceeded $1,000,000 and will therefore not be deductible, for federal income tax purposes, to the Company as a result of the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. It is anticipated that there will be a similar result in 1997 as a result of the arrangements contained in the Amended and Restated Rizk Employment Agreement.

    JOHN R. CALI EMPLOYMENT AGREEMENT. On January 21, 1997, the Company and John R. Cali amended and restated Mr. Cali's employment agreement with the Company (the "Amended and Restated J.R. Cali Agreement"). Mr. Cali's annual base salary is $225,000. In addition, the Company granted Mr. Cali 55,555 restricted shares of Common Stock (the "J.R. Cali Restricted Shares"). The other terms and conditions of the Amended and Restated J.R. Cali Agreement, including those related to the J.R. Cali Restricted Shares, are generally similar to the Amended and Restated Rizk Employment Agreement and the Rizk Restricted Shares.

    BRANT CALI EMPLOYMENT AGREEMENT. On January 21, 1997, the Company and Brant Cali amended and restated Mr. Cali's employment agreement with the Company (the "Amended and Restated B. Cali Agreement"). Mr. Cali's annual base salary is $225,000. In addition, the Company granted Mr. Cali 55,555 restricted shares of Common Stock (the "B. Cali Restricted Shares"). The other terms and conditions of the Amended and Restated B. Cali Agreement, including those related to the B. Cali Restricted Shares, are generally similar to the Amended and Restated Rizk Employment Agreement and the Rizk Restricted Shares.

    ROGER W. THOMAS EMPLOYMENT AGREEMENT. On January 21, 1997, Roger W. Thomas entered into an employment agreement with the Company (the "Thomas Employment Agreement"). Mr. Thomas' annual base salary is $185,000. In addition, the Company made a non-recourse loan of $500,000 to Mr. Thomas, the proceeds of which were simultaneously used by Mr. Thomas to purchase 16,000 shares of Common Stock from the Company as required by the terms of the loan (the "Thomas Stock Acquisition Loan"). The Company also granted Mr. Thomas 9,260 restricted shares of Common Stock (the "Thomas Restricted Shares"). The terms and conditions of the Thomas Employment Agreement, including those related to the Thomas Stock Acquisition Loan and Thomas Restricted Shares, are generally similar to those of the Amended and Restated Rizk Employment Agreement, Rizk Stock Acquisition Loan and the Rizk Restricted Shares except that there shall be no accelerated vesting of the Thomas Restricted Shares or forgiveness of the Thomas Stock Acquisition Loan upon termination by the Company without cause (as defined in the Thomas Employment Agreement) or by Mr. Thomas for good reason (as defined in the Thomas Employment Agreement).

    BARRY LEFKOWITZ EMPLOYMENT AGREEMENT. On January 21, 1997, Barry Lefkowitz entered into an employment agreement with the Company (the "Lefkowitz Employment Agreement"). Mr. Lefkowitz's annual base salary is $150,000. In addition, the Company made a non-recourse loan of $500,000 to Mr. Lefkowitz, the proceeds of which were simultaneously used by Mr. Lefkowitz to purchase 16,000 shares of Common Stock from the Company as required by the terms of the loan (the "Lefkowitz Stock Acquisition Loan"). The Company also granted Mr. Lefkowitz 9,260 restricted shares of Common Stock (the "Lefkowitz Restricted Shares"). The terms and conditions of the Lefkowitz Employment Agreement, including those related to the Lefkowitz Stock Acquisition Loan and Lefkowitz Restricted Shares, are generally similar to those of the Thomas Employment Agreement, Thomas Stock Acquisition Loan and the Thomas Restricted Shares.

    JAMES NUGENT EMPLOYMENT AGREEMENT. On January 21, 1997, James Nugent entered into an employment agreement with the Company (the "Nugent Employment Agreement"). Mr. Nugent's annual base salary is $140,000. In addition, the Company made a non-recourse loan of $400,000 to Mr. Nugent, the proceeds of which were simultaneously used by Mr. Nugent to purchase 12,800 shares of Common Stock from the Company as required by the terms of the loan(the "Nugent Stock Acquisition Loan"). The Company also granted Mr. Nugent 7,405 restricted shares of Common Stock (the "Nugent Restricted Shares"). The terms and conditions of the Nugent Employment Agreement, including those related to the Nugent Stock Acquisition Loan and Nugent Restricted Shares, are generally similar to those of the Thomas Employment Agreement, Thomas Stock Acquisition Loan and the Thomas Restricted Shares except that Mr. Nugent's Employment Agreement does not contain any non-competition provisions.

    ALBERT SPRING EMPLOYMENT AGREEMENT. On January 21, 1997, Albert Spring entered into an employment agreement with the Company (the "Spring Employment Agreement"). Mr. Spring's annual base salary is $140,000. In addition, the Company made a non-recourse loan of $350,000 to Mr. Spring, the proceeds of which were simultaneously used by Mr. Spring to purchase 11,200 shares of Common Stock from the Company as required by the terms of the loan (the "Spring Stock Acquisition Loan"). The Company also granted Mr. Spring 6,480 restricted shares of Common Stock (the "Spring Restricted Shares"). The terms and conditions of the Spring Employment Agreement, including those related to the Spring Stock Acquisition Loan and Spring Restricted Shares, are generally similar to those of the Thomas Employment Agreement, Thomas Stock Acquisition Loan and the Thomas Restricted Shares.

    BRAD W. BERGER EMPLOYMENT AGREEMENT. On January 31, 1997, in connection with the RM Transaction, Brad W. Berger entered into an employment agreement with the Company (the "Berger Employment Agreement") providing for an initial term of three years, subject to automatic one year extensions. Mr. Berger's annual base salary is $225, 000. In addition, the Company issued Mr. Berger warrants which entitle Mr. Berger to acquire 170,000 shares of Common Stock (the "Berger Warrants"), and agreed to grant, in June 1997 and again in June 1998, options under the Employee Stock Option Plan which will entitle Mr. Berger to acquire 15,000 shares (for an aggregate of 30,000 shares) of Common Stock. The terms and conditions of the Berger Warrants, which vest over the initial three year employment period, are generally similar to stock options granted under the Employee Stock Option Plan, except that vesting will be accelerated in the case of a change in control of the Company. The other terms and conditions of the Berger Employment Agreement are generally similar to the Amended and Restated Rizk Employment Agreement.

    TIMOTHY M. JONES EMPLOYMENT AGREEMENT. On January 31, 1997, in connection with the RM Transaction, Timothy M. Jones entered into an employment agreement with the Company (the "Jones Employment Agreement"). Mr. Jones' annual base salary is $225, 000. In addition, the Company issued Mr. Jones warrants which entitle Mr. Jones to acquire 170,000 shares of Common Stock (the "Jones Warrants"), and agreed to grant, in June 1997 and again in June 1998, options under the Employee Stock Option Plan which will entitle Mr. Jones to acquire 15,000 shares (for an aggregate of 30,000 shares) of Common Stock. The other terms and conditions of the Jones Employment Agreement, including those related to the Jones Warrants, are generally similar to those of the Berger Employment Agreement and the Berger Warrants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no interlocking relationships involving the Company's Board which require disclosure under the executive compensation rules of the SEC.

BOARD EXECUTIVE COMPENSATION AND OPTION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The amount of compensation paid by the Company to Thomas A. Rizk, John R. Cali and Brant Cali in the year ended December 31, 1996, in the case of base salaries, was determined prior to the completion of the Company's initial public offering based on employment agreements entered into at that time. In the case of stock option grants and bonuses and with respect to the amount of compensation paid by the Company during 1996 to executive officers who did not have employment agreements with the Company, such determinations were made by the Executive Compensation and Option Committee of the Board based upon the criteria set forth below. In 1996, executive compensation consisted solely of base salary, grants of stock options under the Company's Employee Stock Option Plan that vest over time, and bonuses paid to Thomas A. Rizk, John R. Cali, Brant Cali, Roger W. Thomas, James Nugent, Albert Spring and Barry Lefkowitz.

    EXECUTIVE COMPENSATION PHILOSOPHY. The Executive Compensation and Option Committee will annually consider the appropriate combination of cash and option-based compensation and weigh the competitiveness of the Company's overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Executive Compensation and Option Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as to guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

    The Executive Compensation and Option Committee believes that a fundamental goal of the Company's executive compensation program should be to provide incentives to create value for the Company's stockholders.

    BASE SALARIES. The base compensation for the Company's executive officers in 1996 was established in a manner consistent with the provisions of existing employment agreements between the Company and Thomas A. Rizk, John R. Cali and Brant Cali, and through negotiations between the Company and the executive officers who did not have employment agreements with the Company. The base compensation levels were set to compensate the executive officers for the functions they will perform as well as to be consideration for certain non-competition provisions in the agreements. While no specific formula was used to determine base compensation levels for the Company's executive officers, the Company believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Company has reviewed, some of which entities are included in the NAREIT Equity REIT Index. Base salaries will be reviewed annually and may be increased by the Executive Compensation and Option Committee in accordance with certain criteria determined primarily on the basis of growth of revenues and funds from operations per share of Common Stock and on the basis of certain other factors, which include (i) individual performance, (ii) the functions performed by the Executive Officer, and (iii) changes in the compensation peer group in which the Company competes for executive talent. The weight given such factors by the Executive Compensation and Option Committee may vary from individual to individual.

    ANNUAL BONUS COMPENSATION. The Company's policy of awarding annual cash bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive Company and personal objectives. Actual awards paid are based primarily on actual Company performance. During 1996 cash bonuses were awarded as follows: $750,000 to Thomas A. Rizk, $125,000 to each of John R. Cali and Brant Cali, $25,000 to James Nugent, $60,000 to each of Roger W. Thomas and Barry Lefkowitz and $35,000 to Albert Spring.

    EMPLOYEE STOCK OPTION PLAN. Awards are granted under the Employee Stock Option Plan based on a number of factors, including (i) the executive officer's or key employee's position in the Company, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in the Company, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the success of the Company's financial performance. However, the Employee Stock Option Plan does not provide any formulated method for weighing these factors, and a decision to grant an award is based primarily upon the Executive Compensation and Option Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 1996, 125,000 options at an exercise price of $26.25 per share were granted to each of Thomas A. Rizk, Brant Cali and John R. Cali, 35,000 options at $21.50 per share were granted to each of Barry Lefkowitz, Roger Thomas and James Nugent, and 40,000 options at $21.50 per share were granted to Albert Spring.

    The Company's Employee Stock Option Plan relates closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of the option grants is to aid the Company in attracting and retaining quality employees, all advancing the interest of the Company's stockholders, by offering employees an incentive to maximize their efforts to promote the Company's economic performance. In addition, to assist the Company in retaining employees and encouraging them to seek long-term appreciation in the value of the Company's stock, options generally are not exercisable immediately upon grant, but instead vest over a period of years. Accordingly, an employee must remain with the Company for a period of years to enjoy the full economic benefit of an option. SEE, "PROPOSAL NO. 3--APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN" FOR A GENERAL DESCRIPTION OF THE PLAN.

    401(K) SAVINGS PLAN. The Company also maintains a tax-qualified 401(k) savings plan for its eligible employees known as the "Cali Realty Corporation 401(k) Savings and Retirement Plan" ("401(k) Plan"). Employees who have attained age 21 and completed one year of service with the Company are eligible to participate and may elect to defer up to 15% of their base pay on a pre-tax basis to the 401(k) Plan. The Company may make discretionary matching contributions to the 401(k) Plan on behalf of eligible participants in any plan year. Participants are always 100% vested in their pre-tax contributions and will become vested in any matching contributions made on their behalf after two years of service with the Company at a rate of 20% per year becoming 100% vested after a total of six years of service with the Company. The assets of the 401(k) Plan are held in trust and a separate account is established for each participant. A participant may receive a distribution of his vested account balance in the 401(k) Plan in a single sum or installment payment or in the form of an annuity upon his termination of service with the Company.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Thomas A. Rizk, the Chief Executive Officer of the Company since January 1, 1996, received a base salary during 1996 of $300,000 pursuant to the employment agreement entered into with him at the time of the Company's initial public offering. Mr. Rizk also received an option to purchase 125,000 shares of Common Stock at an exercise price of $26.25 per share under the Employee Stock Option Plan during 1996 and fees in the amount of $14,250 for his service as a Director of the Company. In 1996, Mr. Rizk was also paid a cash bonus of $750,000. The Executive Compensation and Option Committee recognizes Mr. Rizk's contributions to the Company's operations and attempts to ensure that the Chief Executive Officer's compensation is commensurate with the compensation of chief executive officers of competitive corporations. The Board of Directors deemed such bonus, option grants and and Mr. Rizk's total compensation appropriate in light of Mr. Rizk's substantial contribution to the Company's growth and success in 1996.

    On January 21, 1997, the Company entered into employment agreements with seven of its executive officers and on January 31, 1997, in connection with the RM Transaction, the Company entered into employment agreements with two of the former principals of RM. SEE "EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT" FOR A GENERAL DESCRIPTION OF THE TERMS OF SUCH AGREEMENTS.

                                          EXECUTIVE COMPENSATION AND OPTION
                                          COMMITTEE OF THE BOARD OF DIRECTORS

                                          EDWARD LESHOWITZ
                                          ALAN TURTLETAUB
                                          ANGELO R. CALI
                                          KENNETH A. DEGHETTO

PERFORMANCE GRAPH

    Trading of the Company's Common Stock commenced on August 25, 1994, on a when issued basis. The following graph compares total stockholder returns from August 31, 1994 through December 31, 1996 to the Standard & Poor's 500 Stock Index ("S&P 500") and to the National Association of Real Estate Investment Trusts, Inc.'s Equity REIT (excluding Health Care REITs) Total Return Index ("NAREIT"). The graph assumes that the value of the investment in the Company's Common Stock and in the S&P 500 and NAREIT indices was $100 at August 31, 1994 and that all dividends were reinvested. The Common Stock's price on August 31, 1994 (on which the graph is based) and the initial public offering price of the Common Stock was $17.25.

    The stockholder return shown on the following graph is not necessarily indicative of future performance. The Company does not believe that the graph is particularly meaningful in that it covers a short period of time.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                         AMONG CALI REALTY CORPORATION,
               THE S&P 500 INDEX AND THE NAREIT EQUITY REIT INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CALI REALTY CORPORATION     S&P      NAREIT
8/31/94                   $ 100.00   $ 100.00   $ 100.00
12/31/94                   $ 93.55    $ 97.57    $ 98.30
12/31/95                  $ 140.07   $ 127.01   $ 113.31
12/31/96                  $ 212.62   $ 164.91   $ 153.05

                                 PROPOSAL NO. 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Price Waterhouse LLP served as the Company's independent accountants for the fiscal year ended December 31, 1996 and has been appointed by the Board of Directors to continue as the Company's independent accountants for the fiscal year ending December 31, 1996. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent accountants will be reconsidered by the Board of Directors. Unless marked to the contrary, proxy received will be voted for RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

    A representative of Price Waterhouse LLP is expected to be present at the annual meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

                                 PROPOSAL NO. 3
           APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK OPTION PLAN
      TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER

    The Board of Directors and the stockholders of the Company approved the adoption of the Employee Stock Option Plan on August 23, 1994. An aggregate of 1,780,188 shares of the Company's Common Stock is currently reserved for the issuance of awards under the Employee Stock Option Plan, of which 175,040 shares remained available for future grants as of March 24, 1997. The Board has amended the Employee Stock Option Plan, subject to stockholder approval, to increase by 1,000,000, to a total of 2,780,188, the number of shares of Common Stock of the Company reserved for the issuance of awards under the Option Plan. The Company intends to register the 1,000,000 share increase on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving stockholder approval.

    The Board of Directors believes that approval of this amendment to the Employee Stock Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of shares reserved for issuance under the Plan and the ability to grant stock options and make other stock-based awards under the Plan is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company.

                        SUMMARY OF THE PROVISIONS OF THE
                     EMPLOYEE STOCK OPTION PLAN, AS AMENDED

    The following summary of the Employee Stock Option Plan, as amended, is qualified in its entirety by the specific language of the Plan, a copy of which is available to any stockholder upon request.

    GENERAL. The purposes of the Employee Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to key employees, officers, consultants and other persons whose efforts are deemed worthy of encouragement to promote the growth and success of the Company. This Plan provides for the grant of incentive stock options, within the meaning of
Section 422 of the Code to employees of the Company and for the grant of nonstatutory stock options, stock appreciation rights ("SARs") and shares of restricted stock ("Restricted Stock") to employees, consultants and advisors of the Company. Currently, 1,388,096 of the authorized but unissued shares of the Common Stock of the Company may be issued upon the exercise of options granted pursuant to the Employee Stock Option Plan. To date, no SARs or shares of Restricted Stock have been awarded under the Employee Stock Option Plan. The Board has amended the Employee Stock Option Plan, subject to stockholder approval, to increase the number of shares reserved for issuance thereunder from 1,780,188 to 2,780,188 shares. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Plan and to any outstanding awards. To the extent any outstanding option under the Employee Stock Option Plan expires or terminates prior to its exercise in full, or if any shares of Restricted Stock are forfeited, the shares of Common Stock no longer subject to the option or restrictions will be returned to the Employee Stock Option Plan and made available for future grants.

    ADMINISTRATION. The Employee Stock Option Plan is administered by the Executive Compensation and Option Committee of the Board of Directors of the Company. With respect to the participation of individuals who are subject to
Section 16 of the Exchange Act, the Employee Stock Option Plan is administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Plan, the Executive Compensation and Option Committee determines the persons to whom grants of options, SARs, and shares of Restricted Stock are to be made, the number of shares of Common Stock to be covered by each grant and all other terms and conditions of the grant. If an option is granted, the Executive Compensation and Option Committee determines whether the option is an incentive stock option or a nonstatutory stock option, the option's term, vesting and exercisability, the amount and type of consideration to be paid to the Company upon the option's exercise and the other terms and conditions of the grant. The terms and conditions of Restricted Stock awards are also determined by the Executive Compensation and Option Committee. The Committee has the responsibility to interpret the Employee Stock Option Plan and to make determinations with respect to all awards granted under the Plan. All determinations of the Executive Compensation and Option Committee are final and binding on all persons having an interest in the Employee Stock Option Plan or in any award made under the Plan. The costs and expenses of administering this Option Plan are borne by the Company.

    ELIGIBILITY. All employees, consultants and advisors (including directors of the Company who are also employees) are eligible to participate in the Employee Stock Option Plan. As of March 24, 1997, 186 employees, including ten officers and two directors of the Company were eligible to participate in the Employee Stock Option Plan. No consultants or advisors were granted options under the Plan as of such date. Non-employee directors of the Company may not participate.

    TERMS AND CONDITIONS OF OPTION GRANTS. Each option granted under the Employee Stock Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares of the Company's Common Stock subject to the option and all of the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of the Company's

Common Stock on the date of the option's grant. In addition, the per share exercise price of any option granted to a person who at the time of the grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant and the term of any such option cannot exceed five years.

    Generally, options may be exercised by the payment of the exercise price in cash, by check, or in cash equivalents, such as through the tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, or by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or in any combination of these methods consistent with the terms and conditions of the applicable stock option agreement.

    Options granted under the Employee Stock Option Plan will become exercisable at such times as may be specified by the Executive Compensation and Option Committee, and generally become exercisable in equal installments subject to the optionee's continued employment with the Company. The maximum term of options granted under the Employee Stock Option Plan is ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

    TERMS AND CONDITIONS OF OTHER AWARDS. Each SAR or Restricted Stock award made under the Employee Stock Option Plan is also evidenced by a written agreement between the Company and the award holder specifying the number of shares of Common Stock subject to the award and the other necessary terms and conditions, consistent with the requirements of the Plan. A SAR or Restricted Stock award may be granted separately or in conjunction with the grant of an option. The terms included in the written agreements evidencing these awards are summarized below.

    If a SAR is granted, the written agreement will specify if the SAR is being granted separately or with respect to an outstanding option. In general, if a SAR is granted with respect to an option, the exercise of the option will cancel the SAR and the exercise of the SAR will cancel the option. An agreement evidencing the SAR will also describe when the SAR will become vested and exercisable, subject to the award holder's continued employment by the Company, and the per share grant price. Upon settlement of the SAR award, occurring at exercise, the award holder will receive a cash distribution of the difference between the grant price of the Common Stock underlying the SAR and its fair market value on the date of exercise.

    If shares of Restricted Stock are awarded, the agreement will specify the per share grant price of the Common Stock subject to the restrictions, the conditions that will result in the automatic and complete forfeiture of the shares and the time and manner in which the restrictions will lapse, subject to the award holder's continued employment by the Company. Upon settlement of the Restricted Stock award, occurring upon the lapse of the restrictions, the shares of Common Stock subject to the award will become immediately distributable to the participant.

    CHANGE OF CONTROL PROVISIONS. In general, a "Change of Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, (ii) a merger in which the Company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company. If a participant terminates employment within six months following a "Change of Control," all of the options previously granted to him shall automatically become vested and immediately exercisable; restrictions in Restricted Stock awards will also automatically lapse upon a "Change of Control" and the Common Stock subject to the award will become immediately distributable to the participant.

    TERMINATION OR AMENDMENT OF THE EMPLOYEE STOCK OPTION PLAN. Unless sooner terminated, no awards may be granted under the Employee Stock Option Plan after August 31, 2004. The Board of Directors may terminate or amend the Employee Stock Option Plan at any time, but the Board of Directors may not amend the Plan to increase the total number of shares of Common Stock reserved for issuance of awards or adopt any amendment that would materially increase the cost of this Plan to the Company without stockholder approval. No amendment may be adopted that would adversely affect an outstanding option or award without the participant's consent.

    As of March 24, 1997, the Company had outstanding options to purchase an aggregate of 1,388,096 shares of Common Stock held by seventy persons at a weighted average exercise price of $20.25 per share. The exercise price of all options granted under the Employee Stock Option Plan has been no less than 100% of the fair market value of the Common Stock on the date of the grant as determined in good faith by the Executive Compensation and Option Committee. As of March 24, 1997, options to purchase 217,052 shares of Common Stock granted pursuant to the Employee Stock Option Plan had been exercised and there were 175,040 shares of Common Stock available for future grant under the Plan. On March 24, 1997, the closing sales price per share of the Company's Common Stock,
as reported on the New York Stock Exchange was       .

                         SUMMARY OF FEDERAL INCOME TAX
                 CONSEQUENCES OF THE EMPLOYEE STOCK OPTION PLAN

    The following summary is intended only as a general guide as to the federal income tax consequences under current law with respect to participation in the Employee Stock Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of awards made under the Employee Stock Option Plan are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

    INCENTIVE STOCK OPTIONS. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the"Code"). An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of such an option. If an optionee does not dispose of his shares for two years following the date the option was granted or within one year following the transfer of the shares upon exercise of the option, the gain on the sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods, upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of the shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the date of exercise and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code. This Section of the Code disallows a public company's deductions for employee remuneration exceeding $1,000,000 per year.

    NONSTATUTORY STOCK OPTIONS. Options that do not qualify as incentive stock options are nonstatutory stock options and have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

    Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (which is generally the date of exercise). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. (Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company.) Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by Section 162(m) of the Code.

    SARS AND RESTRICTED STOCK AWARDS. A participant will not be required to recognize any income for federal income tax purposes upon the grant of a SAR or shares of Restricted Stock. However, upon settlement of the SAR award (the date of its exercise), the participant will be required to recognize as ordinary income the difference between the grant and exercise price of the shares of Common Stock on which the SAR award is based. This amount will be taxed at ordinary federal income tax rates. Upon settlement of the Restricted Stock award (the date the shares become distributable), the participant will be required to recognize as ordinary income the fair market value of the shares of Common Stock on such date. The Company should be entitled to a deduction equal to the amount of the ordinary income recognized by the participant upon the settlement of the SAR or Restricted Stock award to the extent permitted by Section 162(m) of the Code.

              VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE EMPLOYEE STOCK OPTION PLAN BY 1,000,000 SHARES.

                                 PROPOSAL NO. 4
           APPROVAL OF AN AMENDMENT TO THE DIRECTOR STOCK OPTION PLAN
      TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER

    The Company has established and implemented the Director Stock Option Plan for the benefit of eligible non-employee directors of the Company. This Option Plan was also approved by the Board of Directors and the stockholders of the Company on August 23, 1994. An aggregate of 100,000 shares of the Company's Common Stock is currently reserved for the issuance of awards under this Option Plan, of which 51,000 shares remained available for future grants as of March 24, 1997. The Board of Directors has amended the Director Stock Option Plan, subject to stockholder approval, to increase by 100,000, to a total of 200,000, the number of shares of Common Stock of the Company reserved for the issuance of awards under the Plan. The Company intends to register the 100,000 share increase on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving stockholder approval.

    The Board of Directors believes that the 100,000 share reserve increase under the Director Stock Option Plan is in the best interests of the stockholders and the Company because the availability of an adequate number of shares reserved for issuance under this Plan and the ability to grant options thereunder is an important factor in attracting, motivating and retaining distinguished personnel with proven ability and vision to serve on the Board of Directors and chart the Company's course towards continued growth and financial success.

                        SUMMARY OF THE PROVISIONS OF THE
                     DIRECTOR STOCK OPTION PLAN, AS AMENDED

    The following summary of the Director Stock Option Plan, as amended, is qualified in its entirety by the specific language of the Plan, a copy of which is available to any stockholder upon request.

    GENERAL. The Director Stock Option Plan is designed to enable the Company to attract and retain persons of outstanding competence to serve as members of the Board of Directors of the Company and to provide a direct link between directors' compensation and stockholder value. Participation in this Option Plan is restricted to non-employee directors and only nonstatutory options to purchase shares of the Common Stock of the Company are granted. Currently, 39,000 of the authorized but unissued shares of the Common Stock of the Company may be issued upon the exercise of options granted under the Director Stock Option Plan. The Board of Directors has amended this Plan, subject to stockholder approval, to increase the number of shares reserved for issuance thereunder from 100,000 to 200,000 shares. This Plan also provides that in the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, exchange of shares, combination, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares of Common Stock subject to the Director Stock Option Plan and to any outstanding awards. To the extent any outstanding option expires or terminates prior to its exercise in full, the shares of Common Stock no longer subject to the option will be returned to the Director Stock Option Plan and made available for future grants.

    ADMINISTRATION. The Director Stock Option Plan is administered by the Executive Compensation and Option Committee of the Board of Directiors of the Company in compliance with the requirements of Rule 16b-3 of the Exchange Act. Initial stock option grants, including all conditions of such grants, that are made to eligible non-employee directors under the Director Stock Option Plan are non-discretionary and are dictated by the written terms of the Plan. Under the Plan, upon an eligible director's initial election or appointment to the Board, the director is automatically granted a non-statutory stock option to purchase 5,000 shares of Common Stock of the Company at its fair market value on the date of grant. The Executive Compensation and Option Committee may make additional discretionary option grants to eligible directors, consistent with the terms of the Plan. All options granted under the Director Stock Option Plan are non-statutory stock options. Subject to certain specific limitations and restrictions set forth in this Option Plan, the Committee has the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Plan and to make all determinations necessary or advisable for the administration of the Director Stock Option Plan. The costs and expenses of administering the Director Stock Option Plan are paid by the Company.

    ELIGIBILITY. Participation in the Director Stock Option Plan is limited to persons who serve as members of the Board of Directors of the Company and who, at the time of the option grant, are not employees of the Company. As of March 24, 1997, nine directors of the Company were eligible to participate in this Option Plan.

    TERMS AND CONDITIONS OF OPTION GRANTS. The Plan provides for each director to receive, upon election to office or appointment to the Board, an option to acquire 5,000 shares of Common Stock of the Company at a price equal to the "Fair Market Value" at the time of the grant of the shares of Common Stock subject to such option. "Fair Market Value" for this purpose means the closing price as quoted on the New York Stock Exchange at the end of the last business day preceding the date of grant as reported in the New York Edition of the WALL STREET JOURNAL. Pursuant to the terms of the Director Stock Option Plan, each option shall become vested and exercisable on the earlier of (i) the first anniversary of the grant date, provided the director remains in the continuous service of the Board during such period, or (ii) upon the director's termination of Board service due to retirement, death or disability. If a director's service is terminated for "cause" all awards granted to the director under the Director Stock Option Plan shall automatically be forfeited. In the event a director's service on the Board terminates before the options have vested, any unvested option shall be cancelled and the director shall have no further right or interest in the forfeited option. The Plan does not provide for the vesting of outstanding options to be accelerated upon a "Change of Control" of the Company. Each option shall remain outstanding until the tenth anniversary of the grant date. All of the terms and conditions of option grants are specified in a written agreement between the Company and the optionee. Neither the existence of the Director Stock Option Plan, nor the granting of an option thereunder, will be construed to limit, in any way, the right of the Company or its stockholders to elect a person to serve as a director. In addition, nothing in the Director Stock Option Plan shall be construed to give any director the right to a grant of an option under the Director Stock Option Plan unless the express terms and conditions of the Director Stock Option Plan are satisfied. Options may be exercised by the payment of the exercise price in cash, by check, or in cash equivalents, such as through the tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, or by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or in any combination of these methods consistent with the terms and conditions of the applicable stock option agreement. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

    TERMINATION OR AMENDMENT OF THE DIRECTOR STOCK OPTION PLAN. Unless sooner terminated, no awards may be granted under the Director Stock Option Plan after August 31, 2004. The Board of Directors may terminate or amend the Plan at any time, but the Board of Directors may not amend the Director Stock

Option Plan to increase the total number of shares of Common Stock reserved for issuance of awards or adopt any amendment that would materially increase the cost of the Plan to the Company without stockholder approval. No amendment may be adopted that would adversely affect an outstanding option or award without the participant's consent.

    As of March 24, 1997, the Company had outstanding options to purchase an aggregate of 39,000 shares of Common Stock held by seven persons at an average exercise price of $18.52 per share. As of March 24, 1997, options to purchase an aggregate of 10,000 shares of Common Stock granted pursuant to the Director Stock Option Plan had been exercised and there were 51,000 shares of Common Stock available for future grants under this Option Plan. By amending the Director Stock Option Plan to increase the share reserve by 100,000, there will be 151,000 shares of Common Stock available for future grants under the Plan. On March 24, 1997, the closing sales price per share of the Company's Common Stock,
as reported on the New York Stock Exchange was       .

                         SUMMARY OF FEDERAL INCOME TAX
                 CONSEQUENCES OF THE DIRECTOR STOCK OPTION PLAN

    In general, no gain or loss is recognized by the option holder at the time an option is granted under the Director Stock Option Plan. Upon the exercise of an option, the difference between the fair market value of the Common Stock on the date of exercise and the option price will be taxable as compensation income to the option holder and the Company would be entitled to a deduction for federal income tax purposes for the same amount. Upon a subsequent sale or exchange of stock acquired pursuant to the exercise of an option, the option holder would have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.

    The foregoing statements are intended to summarize the general principles of current federal income tax law applicable to options that may be granted under the Director Stock Option Plan. The tax consequences of awards made under this Plan are complex, subject to change, and may vary depending on the taxpayer's particular circumstances.

              VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    Assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE DIRECTOR STOCK OPTION PLAN BY 100,000 SHARES.

                                 PROPOSAL NO. 5
        APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF SHARES OF
                COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

    The Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") presently authorize the issuance of 100,000,000 shares of stock, consisting of 5,000,000 shares of Preferred

Stock, par value $0.01 per share, and 95,000,000 shares of Common Stock, par value $0.01 per share. As of March 24, 1997, no shares of Preferred Stock were issued and outstanding. As of that date, [36,771,018] shares of Common Stock were issued (of which [36,671,018] shares were outstanding and 100,000 shares were held in the Company's treasury). There are 1,880,188 shares reserved for issuance under the Company's existing Option Plans, 400,000 shares reserved for issuance upon the exercise of outstanding warrants and 4,091,170 shares reserved for issuance upon redemption of outstanding units of limited partner interest in the Operating Partnership in exchange for Common Stock, leaving a balance of [30,299,660] authorized, unissued and unreserved shares of Common Stock.

    The Board of Directors deems it advisable that the Articles of Incorporation be further amended, subject to approval by the stockholders, to increase the authorized Common Stock from 95,000,000 to 190,000,000 shares. Approval of the amendment to the Articles of Incorporation requires the affirmative vote of two thirds of all outstanding shares of Common Stock of the Company in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders. Abstention from voting on the proposal will have the same effect as voting against the proposal.

    The Board of Directors unanimously recommends a vote FOR approval of the amendment of Article IV, Section I of the Company's Articles of Incorporation so that, as amended, it shall read as follows:

    "AUTHORIZED SHARES". The total number of shares of stock which the Corporation has authority to issue is 195,000,000 shares, of which 190,000,000 shares are shares of Common Stock, $.01 par value per share ("Common Stock"), 5,000,000 shares are shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), and shares of one or more classes of "Excess Stock" as provided in Article VI, Section 3 hereof. The aggregate par value of all authorized shares of stock having par value is $1,950,000."

    The additional shares of Common Stock would become part of the existing class of Common Stock, and the additional shares, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. If the proposed amendment is approved by the stockholders, it will become effective upon filing and recording a Certificate of Amendment to the Articles of Incorporation as required by the Maryland General Corporation Law.

    Although the Company has no present plans, agreements, or understandings regarding the issuance of the proposed additional shares, the Board of Directors believes that adoption of the amendment is advisable because it will provide the Company with greater flexibility in connection with possible future financing transactions, acquisitions of other companies or business properties, stock dividends or splits, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares available will give the Company the ability to issue shares without the expense and delay of a special meeting of stockholders. Such a delay might deprive the Company of the flexibility the Board views as important in facilitating the effective use of the Company's shares. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

    Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current stockholders, would dilute the ownership interest of a person seeking to obtain control of the Company, such issuance could be used as an anti-takeover device to discourage a change in control of the Company by making it more difficult or costly. The Company is not aware of anyone seeking to accumulate Common Stock or obtain control of the Company, and has no present intention to use the additional authorized shares of Common Stock to deter a change in control or otherwise as an anti-takeover device.

    Assuming a quorum is present, the affirmative vote, either in person or by proxy, of two-thirds of all outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting of Stockholders, is required for the approval of this proposal. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

    THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY.

                             STOCKHOLDERS PROPOSALS

    To be considered for presentation at the annual meeting of the Company's stockholders to be held in 1998, a stockholder proposal must be received by Brant Cali, Secretary, Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016, no later than November 26, 1997.

                                 OTHER MATTERS

    The Board of Directors knows of no other business which will be presented to the annual meeting. If any other business is property brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof and accordance with the judgments of the persons voting the proxies.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          ______________________________________
                                          THOMAS A. RIZK
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Date: March   , 1997
     Cranford, New Jersey

                           APPENDIX A--FORM OF PROXY
PROXY                                                                      PROXY
                            CALI REALTY CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoint(s) John J. Cali, Thomas A. Rizk, Roger W. Thomas and Barry Lefkowitz, or any of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Cali Realty Corporation to be held at The Marriott at Glenpointe, Teaneck, New Jersey on Thursday, May 15, 1997, at 3:00 P.M., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5. ANY PRIOR PROXY IS HEREBY REVOKED.

                          (TO BE SIGNED ON OTHER SIDE)

                              FOLD AND DETACH HERE

-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBER 1, 2, 3, 4 AND
5.

PROPOSAL 1: The Election of Directors:    Instructions: To withhold authority   PROPOSAL 2: Ratification of the
John J. Cali, Thomas A. Rizk, Irvin D.    to vote for any individual nominee    appointment of Price Waterhouse LLP
Reid, Brad W. Berger and Robert F.        write that nominee's name here:       as the independent auditors of the
Weinberg.                                                                       Company.

FOR ALL NOMINEES LISTED     WITHHOLD                                               FOR       AGAINST       ABSTAIN
ABOVE (EXCEPT AS MARKED   AUTHORITY TO                                             / /         / /           / /
   TO THE CONTRARY)       VOTE FOR ALL
          / /            NOMINEES LISTED
                              ABOVE
                               / /

PROPOSAL 3: Approval of amendment to the  PROPOSAL 4: Approval of amendment to  PROPOSAL 5: Approval of an amendment
Employee Stock Option Plan of Cali        the Director Stock Option Plan of     to the Amended and Restated Articles
Realty Corporation to increase the        Cali Realty Corporation to increase   of Incorporation of Cali Realty
number of shares authorized for issuance  the number of shares authorized for   Corporation to increase the number
thereunder.                               issuance thereunder.                  of shares of common authorized for
                                                                                issuance thereunder.

   FOR       AGAINST         ABSTAIN         FOR       AGAINST       ABSTAIN       FOR       AGAINST       ABSTAIN
   / /         / /             / /           / /         / /           / /         / /         / /           / /

                                                                                In accordance with their discretion,
                                                                                said Attorneys and Proxies are
                                                                                authorized to vote upon such other
                                                                                matters or proposals not known at
                                                                                the time of solicitation of this
                                                                                proxy which may properly come before
                                                                                the meeting.

                                                                                Please sign exactly as your name
                                                                                appears at the left. When shares are
                                                                                held by joint tenants, both should
                                                                                sign. When signing as attorney,
                                                                                executor, administrator, trustee or
                                                                                corporation, please sign in full
                                                                                corporate name by president or other
                                                                                authorized person. If a partnership,
                                                                                please sign in partnership name by
                                                                                authorized person.

                                                                                           Dated: , 1997
                                                                                             Signature

                                                                                    (Signature if held jointly)

                                                                                PLEASE MARK, SIGN, DATE AND RETURN
                                                                                THIS PROXY CARD PROMPTLY, USING THE
                                                                                ENCLOSED ENVELOPE, THANK YOU